Exhibit 3.1
ARTICLES OF ORGANIZATION
OF
Northwest Iowa Renewable Energy, L.L.C.
TO THE SECRETARY OF STATE OF THE STATE OF IOWA:
Pursuant to Sections 301 and 303 of the Iowa Limited Liability Company Act, Chapter 490A of the 2003 Code of Iowa, the undersigned adopts the following articles of organization for the company.
ARTICLE I
NAME
The name of the limited liability company is Northwest Iowa Renewable Energy, L.L.C.
ARTICLE II
REGISTERED OFFICE AND AGENT
The street address of Company’s initial registered office and the name of its initial registered agent is such address as Mic Ruhland, 530 Hardy Street, Akron, IA 51001.
ARTICLE III
PRINCIPAL OFFICE
The street address of Company’s principal office is 530 Hardy Street, Akron, IA 51001.
ARTICLE IV
PERIOD OF DURATION
The Company’s existence shall begin upon the acceptance of these Articles of Organization by the Secretary of State of Iowa for filing in accordance with The Iowa Limited Liability Company Act and shall continue, unless dissolved sooner in accordance with the terms of the Company’s Operating Agreement, for a period of perpetual years.
ARTICLE V
MANAGERS
A. The business and affairs of Company shall be governed by Managers elected by the Members in the manner described in Company’s Operating Agreement. No Member’s action nor any other person’s action shall bind Company except as authorized by Company’s Operating Agreement.
B. The Managers shall have all of the duties, powers, and authority as set forth in Company’s Operating Agreement.

ARTICLE VI
NONLIABILITY AND INDEMNIFICATION
A. No Member or Manager of Company shall be personally responsible or liable for any of the acts, debts, liabilities, or losses of Company.
B. No manager of Company shall be personally responsible or liable to Company or its Members or anyone else for monetary damages for breach of fiduciary duty as a Manager except for liability (i) for any breach of the Manger’s duty of loyalty to Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional Misconduct or a knowing violation of law, (iii) for a transaction from which the Manager derived an improper personal benefit, or a , wrongful distribution in violation of section 807 of the Iowa Limited Liability Act.
C. Each person who is or was a Manager of Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of it fact that such person is or was a Manager of Company or is or was serving at the request of Company as a manager, director, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Indemnitee”), shall be indemnified and held harmless by Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. In addition to the indemnification conferred in the Article, the Indemnitee shall also be entitled to have paid directly by Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law. As the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right..
D. The Company may, by action of the Managers, provide indemnification to such of the officers, employees and agents of Company to such extent and to such effect as the managers shall determine to be appropriate and authorized by applicable law.
E. The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or subsequently acquire under any statute, provision of the Articles of Organization or Operating Agreement of Company, agreement, vote of Members or disinterested Managers, or otherwise.
F. Any repeal or amendment of this Article by the Members of Company shall not adversely affect any right or protection of a Manager or officer existing at the time of such repeal or amendment.

     IN WITNESS WHEREOF, the aforesaid organizer has caused the execution of the foregoing Articles of Organization on the 9th day of May, 2005.

FILED	/s/ Mic Ruhland

IOWA	Signature: Mic Ruhland
SECRETARY OF STATE	530 Hardy St.
6-6-05	Akron, IA 51001
3:43PM	Ph: 712-568-3884
W427800
[Bar code]

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